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                                                                      EXHIBIT 22

                                  SUBSIDIARIES
                                       OF
                              CASINO DATA SYSTEMS

    CDS Services Company, a Nevada corporation

    CDS Signs, Inc., a Nevada corporation

    TurboPower Software Company, a Nevada corporation

    CDS Gaming Company, a Nevada corporation

    CDS Graphics and Imaging, a Nevada corporation

    Imageworks, Inc., a Nevada corporation